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                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACT:  SIMON WARD
PHONE:    (713) 987-8600
FAX:      (713) 986-8865

                 TRANSAMERICAN REFINING COMMENCES TENDER OFFER

HOUSTON, MAY 14, 1997 - TransAmerican Refining announced today that it intends to commence a tender offer to purchase all of its outstanding $340 million of Guaranteed First Mortgage Discount Notes due 2002 and $100 million of Guaranteed First Mortgage Notes due 2002. The Company is offering to purchase the First Mortgage Notes at 110% of the principal amount plus accrued and unpaid interest to the purchase date and is offering to purchase the First Mortgage Discount Notes at 110% of the accreted value to the purchase date.

Jefferies & Company, Inc. will act as the exclusive Dealer Manager for the tender offer and D.F. King will act as the Information Agent. The Company anticipates receiving a loan from its parent, TransAmerican Energy Corporation, the proceeds of which are expected to be used to finance the tender offer. The consummation of the tender offer is subject to certain conditions, including the tender of at least 95% of the Notes and the proposed loan from TransAmerican Energy Corporation, which are described in the tender offer documents available from the Dealer Manager and Information Agent. The tender offer is scheduled to expire at 9:30 am, New York time, on June 13, 1997.

TransAmerican Refining owns & operates a large refinery, located near New Orleans, undergoing a capital improvement program that will allow it to process 200,000 barrels per day of mixed feedstock, including a large component of heavy, sour crude.

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